                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           Newmont Mining Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           Newmont Mining Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           NEWMONT MINING CORPORATION
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of NEWMONT MINING CORPORATION will be held at 9:00 a.m. on Thursday, May 4, 1995 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

        1. Elect directors.

        2. Consider and act upon a stockholder proposal set forth in the accompanying Proxy Statement, if introduced at the meeting.

        3. Transact such other business that may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting.

                                            By order of the Board of Directors

                                              TIMOTHY J. SCHMITT
                                                   Secretary

1700 Lincoln Street
Denver, Colorado 80203
March 31, 1995

--------------------------------------------------------------------------------
        IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK,
            SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of the Corporation of record at the close of business on March 9, 1995 are entitled to vote at the Annual Meeting of Stockholders. As of March 9, 1995 there were 86,083,676 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Stockholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Under the Corporation's Certificate of Incorporation, By-Laws or Delaware law abstentions and broker "non-votes" as to particular matters will not count as votes cast for or against any matters and are counted only for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders except with respect to the election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement is being mailed to the stockholders on or about March 31, 1995 concurrently with the mailing of the Corporation's 1994 Annual Report. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Corporation by mail, telephone, telegraph or personal interview. The Corporation also has retained Georgeson & Company Inc. to aid in the solicitation of brokers, banks and other institutional stockholders for a fee of $8,000. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Corporation's common stock. A stockholder who executes a proxy may revoke it by
(i) delivering to the Secretary of the Corporation, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or (ii) attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen & Co. has acted as auditors for the Corporation since 1967. The Board of Directors has selected Arthur Andersen & Co. to continue in that capacity for the current year. In addition to audit services, Arthur Andersen & Co. has regularly provided tax consulting services to the Corporation. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1996 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation on or before November 30, 1995. Proposals should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                             ELECTION OF DIRECTORS

     NOMINEES. Each of the nine persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for the term of one year and until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Messrs. Qureshi and Reilly who were elected to the Board of Directors in November 1994 and July 1994, respectively, all of the nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and are all currently serving as directors of the Corporation. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

     The following table contains a summary of the background and principal occupations of the nominees.

                                                                                      DIRECTOR
                                      NOMINEE                                          SINCE
----------------------------------------------------------------------------------------------
RUDOLPH I. J. AGNEW (60)............................................................    1981
  Former Chairman and Chief Executive Officer of Consolidated Gold Fields PLC, a
     natural resources company; Chairman, World Conservation Monitoring Centre, a charitable organization for environmental data gathering
  Director of Newmont Gold Company, Bona Shipbuilding Ltd., LASMO PLC, New London
     PLC, Redland PLC and Standard Chartered PLC
----------------------------------------------------------------------------------------------
J. P. BOLDUC (55)...................................................................     1994
  Director of W.R. Grace & Co., a specialty chemical and health care company, since
     1986; President from 1990 through March 3, 1995 and Chief Executive Officer from January 1, 1993 through March 3, 1995 of W.R. Grace & Co.
  Director of Newmont Gold Company, Brothers Gourmet Coffee, Inc., Marshall & Ilsley
     Corporation, Sunstrand Corporation and Unisys Corporation
----------------------------------------------------------------------------------------------

RONALD C. CAMBRE (56)...............................................................    1993
  Chairman of the Corporation since January 1, 1995, President since June 1, 1994 and Chief Executive Officer since November 1, 1993, previously Vice Chairman from November 1, 1993 through December 31, 1994; previously Vice President and
     Senior Technical Advisor to the Office of the Chairman of Freeport-McMoRan
     Inc., a natural resources company, since 1988
  Chairman, President and Chief Executive Officer and Director of Newmont Gold
     Company
----------------------------------------------------------------------------------------------

JOSEPH P. FLANNERY (62).............................................................    1982
  Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a
     holding company; Partner in Clayton & Dubilier, Inc., an investment firm, from
     September 1, 1988 through December 31, 1990
  Director of Newmont Gold Company, APS Holding Corporation, Arvin Industries, Inc.,
     Ingersoll-Rand Company, K-Mart Corporation and The Scotts Company
----------------------------------------------------------------------------------------------

THOMAS A. HOLMES (71)...............................................................    1979
  Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company, a
     manufacturer of machinery
  Director of Newmont Gold Company, Arvin Industries, Inc., Becton, Dickinson and
     Company and W.R. Grace & Co.
----------------------------------------------------------------------------------------------

ROBIN A. PLUMBRIDGE (59)............................................................    1983
  Chairman and Chief Executive Officer of Gold Fields of South Africa Limited, a
     natural resources company
  Director of Newmont Gold Company, Driefontein Consolidated Limited and Kloof Gold
     Mining Company Limited
----------------------------------------------------------------------------------------------

                                                                                      DIRECTOR
                                      NOMINEE                                          SINCE
----------------------------------------------------------------------------------------------
MOEEN A. QURESHI (64)...............................................................    1994
  Chairman and Managing Partner of Emerging Markets Partnership, a private investment management company since June 1992; Prime Minister of Pakistan from
     July 1993 through October 1993; previously Senior Vice President, Operations,
     World Bank
  Director of Newmont Gold Company
----------------------------------------------------------------------------------------------

MICHAEL K. REILLY (62)..............................................................    1994
  Chairman of Zeigler Coal Holding Company, a coal producer, since 1985, previously
     Chief Executive Officer from 1983 through December 31, 1994, previously
     President from 1983 through 1991
  Director of Newmont Gold Company
----------------------------------------------------------------------------------------------

WILLIAM I. M. TURNER, JR. (66)......................................................    1986
  Chairman and Chief Executive Officer of EXSULTATE INC., a holding company, since
     July 1, 1990; previously Chairman and Chief Executive Officer of PCC Industrial
     Corporation, a holding company, from February 1, 1989 through June 30, 1990
  Director of Newmont Gold Company and Schroders PLC
----------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     NGC TRANSACTION. On March 18, 1994, the Corporation and Newmont Gold Company ("NGC") entered into a transaction (the "NGC Transaction") to combine the operations of the Corporation and NGC, effective as of January 1, 1994. In the NGC Transaction, the Corporation transferred all of its assets, other than 85,850,101 shares of common stock of NGC to NGC and NGC assumed all existing and future liabilities of the Corporation other than the Corporation's obligations with respect to its $5.50 convertible preferred stock and the Corporation's obligations in respect of its employee stock options. In addition, as part of the NGC Transaction, in order to equalize, as closely as possible, the outstanding number of shares of common stock of the Corporation and the number of shares of common stock of NGC held by the Corporation, and to maintain such equality thereafter, the Corporation effected a stock split of its common stock and NGC (i) issued to the Corporation convertible preferred stock of NGC having terms identical to the terms of the Corporation's preferred stock and (ii) issued to the Corporation options exercisable for NGC common stock (the "NGC Options") on the same terms as the existing employee options for the Corporation's common stock. The preferred stock issued by NGC to the Corporation will be converted into common stock of NGC if and to the extent the Corporation's preferred stock is converted. The NGC Options have been and will be exercised if and to the extent the Corporation's employee stock options are exercised. As part of the NGC Transaction, additional NGC Options have been and will be granted by NGC to the Corporation if and to the extent additional employee stock options are granted by the Corporation, to maintain, as closely as possible, equality between the outstanding number of shares of common stock of the Corporation and the number of shares of common stock of NGC held by the Corporation. As a result of the NGC Transaction the Corporation owns (as of March 9, 1995) 89.2% of NGC's issued and outstanding common stock, but has no other assets and has no employees. The Corporation and NGC operate as a single economic unit.

     STOCK OWNERSHIP. As of March 9, 1995, all directors and executive officers of the Corporation as a group beneficially owned 418,977 shares of the Corporation's common stock, constituting in the aggregate less than 1% of the Corporation's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. As of March 9, 1995, all directors and executive officers of the Corporation as a group beneficially owned 12,737 shares of common stock of NGC constituting in the aggregate less than 1% of NGC's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. The following table sets forth the number of shares of common stock of the Corporation and the number of shares of common stock of NGC beneficially owned by the Corporation's directors and executive officers as of March 9, 1995:

                      NAME OF                         SHARES OF CORPORATION       SHARES OF NGC
                  BENEFICIAL OWNER                    COMMON STOCK OWNED(1)     COMMON STOCK OWNED
----------------------------------------------------  ---------------------     ------------------
Rudolph I. J. Agnew.................................           2,496                     625
J. P. Bolduc........................................             -0-                     625
Ronald C. Cambre....................................          50,347(2)                4,480
Graham M. Clark, Jr. ...............................          54,976(2)                  991
Joseph P. Flannery..................................           2,745                     625
Eric Hamer..........................................          51,781(2)                  -0-
Thomas A. Holmes....................................           6,948                     625
Lawrence T. Kurlander...............................           5,680(2)                  810
Wayne W. Murdy......................................          66,869(2)                1,381
Robin A. Plumbridge.................................           2,496                     625
Moeen A. Qureshi....................................             -0-                     625
Michael K. Reilly...................................           5,000                     625
William I. M. Turner, Jr. ..........................           8,000                     625
All directors and executive officers as a group,
  including those named above (28 persons)..........         418,977(2)               12,737

---------------

(1) None of the directors or executive officers of the Corporation beneficially own any shares of the Corporation's convertible preferred stock.

(2) Includes 45,555 shares, 49,610 shares, 49,984 shares, 4,680 shares, 59,907 shares and 366,256 shares which Messrs. Cambre, Clark, Hamer, Kurlander, Murdy and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 9, 1995 by the exercise of options granted by the Corporation.

     PRINCIPAL STOCKHOLDERS. The description of the beneficial ownership of the outstanding common stock of the Corporation and the other information which is set forth below is based upon Schedule 13D under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission ("SEC") by the persons reporting such beneficial ownership and certain additional information provided by such persons to the Corporation. The power of such persons to vote and dispose of the Corporation's common stock is subject to the contractual arrangements described below.

     According to a Schedule 13D dated April 23, 1993 (as amended by Amendment 1 thereto dated May 10, 1993 and Amendment No. 2 thereto dated April 28, 1994, the "Soros Schedule 13D") and Statements of Changes in Beneficial Ownership on Form 4, dated July 8, 1994, filed by Mr. George Soros ("Soros") with the SEC under the Securities Exchange Act of 1934, as of June 24, 1994, Quota Fund N.V. ("Quota"), Quantum Fund N.V. ("Quantum") and Quasar International Partners C.V. ("Quasar") could be deemed to own beneficially, in the aggregate, 10,194,700 shares of the Corporation's common stock (which number includes the number of shares that Quasar would hold upon conversion of the 8,200 depositary shares referred to below), or approximately 11.9% of the Corporation's then outstanding common stock. The shares of the Corporation's common stock were acquired by Quota, Quantum and Quasar at the direction of Soros Fund Management ("SFM"), an investment advisory firm whose sole proprietor is Soros. SFM acts as the principal investment manager or asset manager to Quota, Quantum and Quasar. The sole power to direct the disposition of the shares of the Corporation's common stock currently owned by Quota, Quantum and Quasar is held by SFM. In addition, the authority to vote such shares of the Corporation's common stock is shared by SFM with Quota, Quantum and Quasar, acting through their respective corporate officers, but, according to the Soros Schedule 13D, SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by SFM. SFM shares the power to direct the disposition of 8,200 depositary shares, each representing one-half of one share of the Corporation's convertible preferred stock, par value $5.50 per share (which shares are convertible into 11,265 shares of the Corporation's common stock), held by Quasar with D. Nolan Management Company, Inc. ("Nolan"). The authority to vote these securities is shared by SFM and Nolan with Quasar, acting through the corporate officers of Quasar's managing general partner, but SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by Nolan or SFM. According to the Soros Schedule 13D, Soros, as sole proprietor of SFM, may be deemed for purposes of Section 3(d) of the Securities Exchange Act of 1934 to be the beneficial owner of the shares of the Corporation's common stock beneficially owned by Quota, Quantum and Quasar.

     According to the Soros Schedule 13D dated as of April 28, 1994, certain clients of Priority Investment Management, Incorporated ("Priority"), for which Priority has investment discretion, beneficially owned 1,301,143 shares of the Corporation's common stock, or approximately 1.5% of the Corporation's then outstanding common stock. According to the Soros Schedule 13D, Mr. Stanley F. Druckenmiller ("Druckenmiller"), Chief Executive Officer and principal stockholder of Priority, and Priority may be deemed for purposes of Section 13(d) of the Securities Exchange Act of 1934 to be beneficial owners of the shares of the Corporation's common stock beneficially owned by the clients of Priority.

     In connection with the acquisitions of the shares of the Corporation's common stock described above, the Corporation entered into a Standstill Agreement dated as of May 10, 1993 with Soros, SFM, Druckenmiller (a predecessor entity to Priority), Quantum, Quasar and Quota (collectively, with certain other entities, the "Soros Group") providing for, among other things, certain restrictions on shareholdings by the Soros Group. The Standstill Agreement was filed as an exhibit to the Corporation's annual report on Form 10-K for the year ended December 31, 1993.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither officers nor employees of the Corporation, NGC or any of NGC's subsidiaries are entitled to receive $25,000 per annum for serving as directors on the Corporation's Board of Directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Corporation, NGC or any of NGC's subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the Chairman of the committee.

     In addition, pursuant to NGC's Directors' Stock Award Plan, directors who also serve on the Board of Directors of NGC and who are not employees of the Corporation, NGC or any of NGC's subsidiaries will receive 625 shares of common stock of NGC annually on the date of their election or re-election at NGC's Annual Meeting of Stockholders commencing in 1995. Under the terms of such plan, each eligible director also received 625 shares when the plan became effective in November 1994. If a person who is not an employee of the Corporation, NGC or any of NGC's subsidiaries becomes a director in any year, after NGC's Annual Meeting of Stockholders held in such year, such person will receive 625 shares of common stock of NGC on the effective date of such person's election as a director of NGC. Shares awarded under the plan are transferable only after five years or on such earlier date on which the participating person is no longer a director and which is at least six months after the participant receives such shares. The shares will also become transferable upon the death or disability of a participant.

     On retirement from the Board of Directors at any time after attaining age 65, a director who is not entitled to a pension under NGC's Pension Plan (i.e., a director who has not been an officer or employee of the Corporation, NGC or any of NGC's subsidiaries) and who has served for at least ten consecutive years as a director of the Corporation or NGC is entitled to be paid an annual sum of $20,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors, in each case, for life.

     During 1994, the Board of Directors held seven meetings and each incumbent director attended more than 75% in the aggregate of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member except for Mr. Reilly who attended 66% of the meetings of the Board of Directors for the period during which he was a director.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Corporation, NGC or their subsidiaries. The members of these committees during all or part of 1994 were:

           AUDIT                     COMPENSATION                  NOMINATING
---------------------------    -------------------------    -------------------------
J. P. Bolduc(2)                Rudolph I. J. Agnew(2)       Rudolph I. J. Agnew(2)
Joseph P. Flannery(2)          Joseph P. Flannery(1)(2)     J. P. Bolduc(2)
Pierre Haas(3)                 Thomas A. Holmes(2)          Joseph P. Flannery(2)
Robin A. Plumbridge(2)         Robin A. Plumbridge(2)       Thomas A. Holmes(1)(2)
William I. M. Turner,          William I. M. Turner,        William I. M. Turner,
  Jr.(1)(2)                      Jr.(2)                       Jr.(2)

---------------
(1) Chairman
(2) Current member
(3) Former director

     The Audit Committee recommends independent public accountants to act as auditors for the Corporation for consideration by the Board of Directors, reviews the Corporation's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Corporation's financial statements and their reports thereon, reviews the Corporation's accounting policies, tax matters and internal controls and oversees compliance by the Corporation with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Corporation by the independent public accountants, primarily consultation on tax matters. Access to the Audit Committee is given to the Corporation's Controller and Director of Internal Audit. During 1994, the Audit Committee held three meetings.

     The Compensation Committee in conjunction with the Compensation Committee of NGC recommends to the Board of Directors the levels and forms of compensation to be paid to the officers and key employees of the Corporation, NGC and their subsidiaries and granting options under the Corporation's stock option plans. During 1994, the Compensation Committee held four meetings.

     The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meetings of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Board of Directors. During 1994, the Nominating Committee held three meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                             EXECUTIVE COMPENSATION

     All executive officers of the Corporation are executive officers and employees of NGC. All salary and other compensation and benefit costs are borne by NGC.

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the total compensation earned or paid to the Chief Executive Officer and to each of the Corporation's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Corporation, NGC and their subsidiaries in 1994, 1993 and 1992.

                            SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                           ----------------------------
                                                  ANNUAL COMPENSATION      RESTRICTED      SECURITIES
                NAME/                            ---------------------       STOCK         UNDERLYING          ALL OTHER
          PRINCIPAL POSITION            YEAR      SALARY       BONUS         AWARDS       OPTIONS(#)(5)     COMPENSATION(6)
--------------------------------------  ----     --------     --------     ----------     -------------     ---------------
Ronald C. Cambre                        1994     $514,000(1)  $321,278      $153,722(4)          -0-            $ 9,000
  Chairman, President and               1993       80,000(1)    75,000(2)        -0-         302,038                -0-
  Chief Executive Officer               1992          N/A          N/A           N/A             N/A                N/A
Wayne W. Murdy                          1994      223,000      108,491        47,386(4)          -0-              9,000
  Senior Vice President                 1993      215,000      109,930        38,832             -0-              6,450
  and Chief Financial Officer           1992          827      242,500(3)        -0-         149,771                -0-
Graham M. Clark, Jr.                    1994      223,000       95,113        34,004(4)          -0-              9,000
  Senior Vice President                 1993      215,000      102,814        31,969             -0-              9,000
  and General Counsel                   1992      200,000      105,243        24,000         149,771              9,000
Lawrence T. Kurlander                   1994      161,250(7)   132,020(7)     27,794(4)      108,583              3,225
  Senior Vice President,                1993          N/A          N/A           N/A             N/A                N/A
  Administration                        1992          N/A          N/A           N/A             N/A                N/A
Eric Hamer(8)                           1994      164,000       53,776           -0-             -0-              9,000
  Vice President,                       1993      160,000       49,040           -0-             -0-              9,000
  Indonesian Projects                   1992      155,000       68,859           -0-          89,861              9,000
T. Peter Philip(9)                      1994      182,387(10)  100,038           -0-             -0-              8,060
  Former President                      1993      331,000(10)  182,474        67,084             -0-              9,000
  and Chief Operating Officer           1992      311,500(10)  180,405        45,000         109,832              9,000

---------------

N/A -- Not applicable

 (1) Became an executive officer on November 1, 1993. Salary in 1993 based on an annualized base salary of $450,000 for the period from November 1, 1993 through December 31, 1993. See "Executive Agreements" below. Such amounts also include director's fees of $14,000 and $5,000 in 1994 and 1993, respectively.

 (2) The amount of Mr. Cambre's bonus was stipulated by the terms of his employment agreement. See "Executive Agreements" below.

 (3) Mr. Murdy became an executive officer on December 31, 1992. The amount shown consists of a "sign-on" bonus of $75,000, a one-time payment of $117,500 to compensate Mr. Murdy for a bonus foregone as a result of his agreement to undertake his current duties with the Corporation and NGC and a reimbursement to Mr. Murdy of $50,000 for expenses incurred in connection with the cancellation of a home construction contract in Mr. Murdy's former city of residence.

 (4) Value of NGC restricted stock awarded under NGC's Annual Incentive Compensation Plan for 1994 at the election of NGC's Compensation Committee in lieu of cash. Dividends are payable on the shares awarded. These shares are subject to a two year vesting period and were issued in January 1995 in the following amounts:

                                                                                                    #
                                                                                                  ------
            Ronald C. Cambre....................................................................   4,480
            Wayne W. Murdy......................................................................   1,381
            Graham M. Clark, Jr. ...............................................................     991
            Lawrence T. Kurlander...............................................................     810

     The number of shares and value of restricted stock of the Corporation held by the named executive officers on December 31, 1994 was as follows:

                                                                                          #          $
                                                                                        ------    -------
            Ronald C. Cambre..........................................................     -0-        -0-
            Wayne W. Murdy............................................................     847     30,439
            Graham M. Clark, Jr. .....................................................   1,471     52,864
            Lawrence T. Kurlander.....................................................     -0-        -0-
            Eric Hamer................................................................     -0-        -0-
            T. Peter Philip...........................................................     -0-        -0-

     On December 31, 1994, none of the named executive officers held any restricted shares of NGC.

 (5) Represents special equity option grants made to these individuals which generally vest over a period of four to five years, except for Mr. Kurlander whose options vest over a period of approximately one to three years.

 (6) The amounts shown represent NGC's contributions and credits to its Employee Savings Plan and nonqualified supplemental Savings Equalization Plan for the named executive officers.

 (7) Mr. Kurlander became an executive officer on April 1, 1994. Salary in 1994 based on an annualized base salary of $215,000 for the period April 1, 1994 through December 31, 1994. The bonus amount shown consists of a "sign-on" bonus of $60,000 and a bonus under NGC's Annual Incentive Compensation Plan of $72,020 for the period April 1, 1994 through December 31, 1994.

 (8) Mr. Hamer is an elected officer of NGC only.

 (9) Mr. Philip retired as President and Chief Operating Officer of the Corporation and of NGC on June 1, 1994.

(10) Includes director's fees of $6,000, $16,000 and $11,500 in 1994, 1993 and
     1992, respectively.

     STOCK OPTIONS. The following table contains information concerning the grant of stock options in 1994 under the Corporation's stock option plans with respect to the named executive officers.

                             OPTION GRANTS IN 1994

                                                                                                        POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                                                 VALUE AT ASSUMED
--------------------------------------------------------------------------------------------------        ANNUAL RATES OF
                             NUMBER OF     PERCENT OF                                                       STOCK PRICE
                            SECURITIES    TOTAL OPTIONS                                                     APPRECIATION
                            UNDERLYING     GRANTED TO                    MARKET PRICE                     FOR OPTION TERMS
                              OPTIONS     PARTICIPANTS      EXERCISE       ON GRANT     EXPIRATION    ------------------------
           NAME             GRANTED (#)      IN 1994      PRICE ($/SH)   DATE ($/SH)       DATE           5%           10%
--------------------------  -----------   -------------   ------------   ------------   ----------    -----------   ----------
Lawrence T. Kurlander.....      9,360(1)       2.0            46.27          46.27       03/31/04     $   272,845   $  688,609
                               44,932(2)       9.5            40.07          40.07       11/15/04       1,134,268    2,862,676
                               14,977(3)       3.2            48.08          40.07       11/15/04         258,115      834,238
                               14,977(3)       3.2            52.08          40.07       11/15/04         198,207      774,330
                               14,977(3)       3.2            56.09          40.07       11/15/04         138,149      714,273

---------------

(1) These options were granted on April 1, 1994 and become exercisable in two annual increments of 50% each commencing on April 1, 1995.

(2) These options were granted on November 16, 1994 and become exercisable in three annual increments of 33 1/3% each commencing on April 28, 1995. All of these options are exercisable at the indicated exercise price but only if on the day prior to exercise the price of the Corporation's common stock is at least 125% of the exercise price ($50.09).

(3) These options were granted on November 16, 1994 and become exercisable in full, as follows:

  EXERCISE                                         DATE ON
PRICE ($/SH)                                  WHICH EXERCISABLE
------------                                  -----------------
   48.08....................................    June 23, 1995
   52.08....................................    June 23, 1996
   56.09....................................    June 23, 1997

     OPTION EXERCISES AND HOLDINGS. The following table sets forth information with respect to the named executive officers concerning the exercise of options in 1994 and unexercised options held at the end of 1994.

                    AGGREGATED OPTION EXERCISES IN 1994 AND
                          1994 YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                            SHARES                         OPTIONS AT 1994            IN-THE-MONEY OPTIONS
                                           ACQUIRED                         YEAR-END (#)                AT 1994 YEAR-END
                                              ON           VALUE     ---------------------------   ---------------------------
                 NAME                    EXERCISE (#)     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Ronald C. Cambre......................          -0-       $    -0-      75,509        226,529        $   -0-       $     -0-
Wayne W. Murdy........................          -0-            -0-      21,092        113,702            -0-         439,447
Graham M. Clark, Jr...................          -0-            -0-      19,657        104,839         20,077         382,812
Lawrence T. Kurlander.................          -0-            -0-         -0-         99,223            -0-             -0-
Eric Hamer............................        8,986        152,064      32,012         62,903         44,164         229,689
T. Peter Philip.......................       26,009        266,545         -0-            -0-            -0-             -0-

     PENSION PLANS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under NGC's qualified defined benefit pension plan (the "Pension Plan"), as well as under its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation, NGC and their subsidiaries.

                               PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
                                              ---------------------------------------------------------
REMUNERATION                                     15          20          25          30          35
------------                                  ---------   ---------   ---------   ---------   ---------
 $  200,000.................................  $  52,500   $  70,000   $  87,500   $ 105,000   $ 122,500
    250,000.................................     65,625      87,500     109,375     131,250     153,125
    300,000.................................     78,750     105,000     131,250     157,500     183,750
    350,000.................................     91,875     122,500     153,125     183,750     214,375
    400,000.................................    105,000     140,000     175,000     210,000     245,000
    450,000.................................    118,125     157,500     196,875     236,250     275,625
    500,000.................................    131,250     175,000     218,750     262,500     306,250
    550,000.................................    144,375     192,500     240,625     288,750     336,875
    600,000.................................    157,500     210,000     262,500     315,000     367,500
    650,000.................................    170,625     227,500     284,375     341,250     398,125
    700,000.................................    183,750     245,000     306,250     367,500     428,750
    750,000.................................    196,875     262,500     328,125     393,750     459,375
    800,000.................................    210,000     280,000     350,000     420,000     490,000
    850,000.................................    223,125     297,500     371,875     446,250     520,625
    900,000.................................    236,250     315,000     393,750     472,500     551,250
    950,000.................................    249,375     332,500     415,625     498,750     581,875
  1,000,000.................................    262,500     350,000     437,500     525,000     612,500
  1,050,000.................................    275,625     367,500     459,375     551,250     643,125
  1,100,000.................................    288,750     385,000     481,250     577,500     673,750

     A participant's remuneration covered by the Pension Plan is his or her average base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the sixty consecutive months in which the highest level of compensation was paid to the participant during the last one hundred twenty months of the participant's career with the Corporation, NGC and their subsidiaries. The approximate term of service as of the end of 1994 for each named executive officer is: Mr. Cambre one year; Mr. Clark 11 years; Mr. Murdy two years; Mr. Kurlander eight months; Mr. Hamer 20 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. NGC has an Officers' Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Corporation, NGC and certain of their subsidiaries. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Mr. Clark is a participant in a prior plan and has a death benefit of the greater of $770,000 or three times annual base salary while an active employee and a post-retirement death benefit based on retirement at or after normal retirement age of the greater of $385,000 or one times final annual base salary. Under such prior plan, for retirement prior to normal retirement age, Mr. Clark's post-retirement death benefit is 30% to 100% of the greater of $385,000 or one times final annual base salary depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Corporation, NGC and certain of their subsidiaries.

     EXECUTIVE AGREEMENTS. An agreement is currently in effect between the Corporation, NGC and Mr. Cambre which provides for a base salary of $500,000 for 1994. Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated without "cause" (as defined below) and without any breach by Mr. Cambre of such agreement, he will be entitled to receive a lump sum payment equal to twice his annual base salary for each twelve-month period in the remaining term of his employment, provided that such term will not exceed two years.

     Mr. Murdy's letter of offer of employment provides that if his employment is terminated other than for "cause" (as defined below) before December 31, 1997, he will be entitled to receive 35 months of his then annual base salary plus certain other severance benefits; thereafter, he will be entitled to 24 months of salary plus benefits.

     Any benefits to which Messrs. Cambre and Murdy may be entitled from NGC's Severance Pay Plan reduce the benefits due under these arrangements.

     "Cause" as a basis for termination under these arrangements is generally limited to (i) misappropriation of funds of the Corporation, NGC or their subsidiaries, (ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Corporation, NGC or their subsidiaries and a third party without the prior approval of such benefit by the Board of Directors of the Corporation or of NGC or (iv) obtaining a personal profit from the sale of the Corporation's, NGC's or their subsidiaries' trade secrets.

     Mr. Gordon R. Parker, former Chairman of the Board and Chief Executive Officer of the Corporation and of NGC, has been retained by the Corporation and NGC as a consultant. He will receive in the aggregate compensation equal to $300,000 per annum through December 31, 1995.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of directors who are neither officers nor employees of the Corporation nor NGC. The Corporation's Compensation Committee is responsible to the Board and by extension to the stockholders of the Corporation and NGC for setting and administering the policies which govern both annual compensation and stock incentive programs for the Corporation's and NGC's executive officers and other key employees. The members of the Corporation's Compensation Committee are also directors of NGC and serve on the NGC Compensation Committee. The membership of the two Committees is identical. As a result of the NGC Transaction, the Corporation and NGC operate as a single economic unit and NGC pays the compensation expenses of the Corporation. The following report reflects the compensation philosophy and decisions of both Committees.

     There are three elements to the Corporation's and NGC's executive compensation program -- base salaries, annual incentives and stock options.

     BASE SALARIES. The base salaries of Mr. Cambre and the other named executive officers fall within salary ranges that reflect competitive pay levels within the mining industry as a whole for the positions they hold. The Corporation and NGC subscribe to and participate in surveys of executive-level compensation. One of the surveys in which the Corporation and NGC participate is devoted exclusively to the gold mining industry and includes information about 15 companies based in North America. This survey not only includes the four companies that comprise the S&P Gold Index shown on the Corporation's Performance Graph below, but also includes a number of companies which the Committees believe are more appropriate for comparison with the Corporation and NGC for purposes of analyzing executive compensation. Based on a review of such survey information, the Committees believe that the base salaries of the Corporation's and NGC's executive officers are generally between the median and 75th percentile of base salaries for comparable positions in the gold mining industry. The Corporation and NGC participate in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Corporation and NGC, the Corporation and NGC use such surveys to identify general trends in executive compensation.

     Base salary increases are made on the basis of changes in industry levels as well as evaluated individual contribution and the Corporation's and NGC's performance in the prior year. The 1994 base salary increases of Messrs. Murdy, Clark and Hamer were in line with increases in base salaries for comparable industry positions as reflected in the gold mining industry survey. Mr. Cambre's 1994 base salary was determined by the terms of his employment agreement.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to NGC's Annual Incentive Compensation Plan. The named executive officers (and other participants at specified salary levels) are eligible to receive both a corporate performance bonus and a personal performance bonus. Corporate performance bonuses are paid in cash and are based upon the attainment of production and cost-of-production goals established annually by NGC's Board of Directors on the recommendation of its Compensation Committee. Such goals are more demanding than budgeted production and cost-of-production goals. At year-end, actual cash costs of production are adjusted to consider the effect of actual production over or under targeted production. Such adjusted costs are then compared with targeted costs to determine a "corporate performance percentage". NGC must achieve a minimum percentage (designated by NGC's Board of Directors to be 85%) before any bonuses based on corporate performance can be made to participants in the Plan. Corporate performance bonuses are incrementally increased (or decreased) in accordance with incrementally higher (or lower) performance percentages (with the maximum percentage being 120%). In 1994, NGC achieved a corporate performance percentage of 100.29%. In addition, each year NGC's Board of Directors designates a minimum average price of gold per ounce when the corporate performance target is determined. No corporate or personal performance bonuses may be paid for any year in which NGC does not realize such minimum average price of gold per ounce.

     Personal performance bonuses are based upon an evaluation of a participant's personal contribution to the Corporation and NGC and are also typically paid in cash. However, 1994 personal performance bonuses to Messrs. Cambre, Murdy, Clark and Kurlander were paid 50% in cash and 50% in the form of restricted shares of NGC's common stock, subject to two-year vesting provisions. The restricted stock component of the Plan is intended to align the interests and motivation of such recipients with the interests of the Corporation's and NGC's stockholders. It is believed that such ownership will positively influence long-term decision making since awards for current performance will be impacted by future stock prices. In 1994, personal performance awards to the named executive officers and other Plan participants were based primarily on such persons' completion or advancement of the goals established to maximize stockholder value. For 1994 such goals included (i) completing the NGC Transaction, (ii) replacing depleting reserves at a rate at least equal to current production, (iii) establishing a program to increase production at certain mining sites to certain targeted levels, (iv) identifying construction project problems and instituting appropriate corrective actions, (v) completing the financing for a new production facility at NGC's Carlin mine, (vi) finalizing feasibility and technical studies for certain projects in Asia, (vii) finalizing certain legal arrangements related to a mill closure and to certain consent decrees and (viii) developing a strategic business plan for the Corporation and NGC. In making their determinations concerning personal performance bonuses, the Committees also took into consideration the fact that income before taxes exceeded target, notwithstanding delays in completing the commissioning of a new production facility at the Carlin mine. The Committees weighed each factor equally in determining the value of any named executive officer's contribution to the Corporation, NGC and their respective stockholders.

     Participants in the Plan are assigned target awards as a percentage of their base salary. Target awards increase at higher management levels to 100% of salary in the case of Mr. Cambre. The weighting of corporate performance and personal performance factors varies by participant, and in the case of Mr. Cambre was one-third corporate performance and two-thirds personal performance.

     The sum of an individual's base salary and his or her target annual incentive award is generally targeted to approach the 75th percentile for comparable positions in the gold mining industry when performance goals are met.

     The Chief Executive Officer's 1994 corporate performance bonus was based on the corporate performance percentage described above, while his 1994 personal performance bonus was based on his individual accomplishments as well as the overall results of the Corporation and NGC. Mr. Cambre's total 1994 cash and restricted stock bonus of $475,000 was equal to 95% of his 1994 base salary. Mr. Cambre's corporate performance bonus of $167,500 (33.3% of such total award) was based on a corporate performance percentage of 100.29% as described above. His personal performance bonus of $307,500 (64.7% of such total award) was based on Mr. Cambre's personal performance evaluation, which reflects his continuing leadership in advancing projects in Uzbekistan, Indonesia and Peru, in completing the NGC Transaction and in the positioning of the Corporation and NGC for future growth through a strategic planning process. The Committees considered Mr. Cambre's personal contributions to the Corporation and NGC to be especially significant during a period marked by an industry-wide downturn, the retirement of two of the Corporation's and NGC's senior executives, the death of a senior operational executive and Mr. Cambre's subsequent restructuring of the Corporation's and NGC's management team.

     STOCK OPTIONS. The third element of executive compensation -- stock options -- is long-term in nature. In 1992, the Corporation's Compensation Committee, which is also responsible for administering the Corporation's stock option plans, suspended its practice of making semi-annual stock option grants to Messrs. Clark and Hamer. Instead, the Committee awarded special equity option grants to these executives. In addition, Messrs. Cambre, Murdy and Kurlander were also awarded special equity option grants in November 1993, December 1992 and November 1994, respectively, when they joined, or shortly after they joined, the Corporation and NGC. These awards were based upon recommendations contained in a study undertaken for the Corporation's Compensation Committee by an independent compensation consultant which had been asked to design an option program which would align the financial interests of its key executives more closely with those of the stockholders of the Corporation and of NGC.

     The equity awards are stock options with special pricing features. With respect to half of these special grants the options are not exercisable unless the Corporation's common stock price rises to 125% of the exercise price on the day prior to exercise. With respect to the other half of the special grants, the exercise prices are set at successively higher levels above the value of the Corporation's common stock on the grant date. Individuals must own and place on deposit with the Corporation a number of shares equal to 2% of the shares covered by the options they were granted. The purpose of the deposited shares is to evidence a commitment to ownership and risk on the part of the executive in exchange for the leveraged opportunity to participate in the growth in share value represented by the options. The shares come off deposit when an option is exercised or expires. If the required number of shares are not placed on deposit, or if they are taken off deposit early, the option is proportionately reduced.

     POLICIES WITH RESPECT TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under the Revenue Reconciliation Act of 1993, section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committees believe that the Corporation's stock option plans comply with the exceptions to this new limitation. It is possible that payments made from time to time under NGC's Annual Incentive Compensation Plan could constitute non-deductible compensation expenses. Altering such Plan to assure full deductibility of compensation, however, could inhibit the Committees' ability to adjust performance criteria as they deem appropriate. Because the Committees do not currently anticipate any significant increase in tax liability to the Corporation or NGC as a result of the section 162 amendments, the Committees have not altered their approach to setting incentive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Corporation's or NGC's tax position in the future, the Committees will consider establishing performance criteria that will allow the Corporation and NGC to avail themselves of all appropriate tax deductions.

     SUMMARY. The Committees believe that the combination of competitive base salaries, potentially significant performance-based annual incentives paid partially in restricted stock and a highly leveraged equity incentive represented by premium-priced options combined with an ownership commitment, represents a highly motivational and effective senior executive compensation program that strongly aligns the interests of management with those of the stockholders of the Corporation and of NGC in achieving above average long-term returns on investment.

     Submitted by the Compensation Committee of the Corporation's Board of
Directors:

            Joseph P. Flannery, Chairman       Robin A. Plumbridge
            Rudolph I. J. Agnew                William I. M. Turner, Jr.
            Thomas A. Holmes

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes $100 investment on December 31, 1989 in the Corporation's common stock, the S&P 500 Index and the S&P Gold Index.

                     CUMULATIVE VALUE OF A $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS

                                   NEWMONT
      MEASUREMENT PERIOD           MINING          S&P 500       S&P GOLD
    (FISCAL YEAR COVERED)        CORPORATION        INDEX         INDEX*
1989                                 100             100           100
1990                                  87              97            88
1991                                  88             126            72
1992                                  90             136            67
1993                                 128             150           123
1994                                 101             152            99

          * Echo Bay Mines Ltd., Homestake Mining Company, Newmont Mining Corporation, Placer Dome Inc.

                              STOCKHOLDER PROPOSAL

     The Corporation has been advised that the following resolution and statement in support thereof may be presented by or on behalf a beneficial owner of shares of the Corporation's common stock at the Annual Meeting of Stockholders. The name and address of such beneficial owner will be furnished by the Securities and Exchange Commission, 450 5th Street, N.W., Washington D.C. 20549, or by the Corporation, to any person, orally or in writing as requested, promptly upon the receipt of such request.

"WHEREAS WE BELIEVE:

     The responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems.

     Uniform standards for environmental reports permit comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

AND WHEREAS:

     The Coalition for Environmentally Responsible Economies (CERES) -- which comprises large institutional investors (including shareholders of this company) with $160 billion in stock holdings, public interest representatives, and environmental experts -- consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun (Oil), General Motors, H.B. Fuller, Polaroid, and Arizona Public Company, have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers speak enthusiastically about the benefits that flow from working with CERES: increasing public credibility; adding "value" to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.

     In endorsing the CERES Principles a company commits to work toward:

       1. Protection of the biosphere            6. Safe products and services
       2. Sustainable use of natural             7. Environmental restoration
          resources                              8. Informing the public
       3. Waste reduction and disposal           9. Management commitment
       4. Energy conservation                   10. Audits and reports
       5. Risk reduction

(Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, Massachusetts 02110, telephone -- 617-451-0927).

RESOLVED; Shareholders request the Company to prepare a report (at reasonable cost and omitting proprietary information) describing company programs, progress and future plans to the environment and the CERES Principles, and using the standard CERES report Form as a guide.

                              SUPPORTING STATEMENT

     Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporate-environmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulations for voluntary participation in verified and publicly-reported eco-management and auditing.

     Without such public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards upheld by management and stakeholders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability."

                       POSITION OF THE BOARD OF DIRECTORS

     The Board of Directors is in sympathy with the objectives of the proponents of the CERES principles proposal, and considers it vital to the interests of the stockholders that the Corporation be fully committed to a policy of strict compliance with federal and state environmental laws and regulations. The Board of Directors strongly supports the spirit of these laws and regulations, and takes the position that the Corporation should meet or exceed all environmental legal requirements.

     The Corporation's operations are subject to a comprehensive body of state and federal environmental laws and regulations and the Corporation has an effective organization and compliance program in place to ensure that these environmental requirements are met. Information relating to the Corporation's liabilities under, and compliance with, environmental laws is disclosed in the Corporation's annual report on Form 10-K, and in the notes to the financial statements that are included therein, which has been distributed to stockholders.

     The Corporation's operations in Nevada already are subject to specific environmental laws and regulations that fill more than 8,000 pages and contain an estimated 3.5 million words, all of which govern the Corporation's actions. Fines for failure to comply with these laws and regulations range up to $25,000 per day per violation. Compliance with such laws and regulations, which have been devised by well ordered legislative and regulatory processes, would not, however, satisfy the language of the CERES principles. The Board of Directors believes that the CERES principles, and the private regulatory scheme they envision, are both environmentally unnecessary and economically harmful if adopted and literally applied by a mining company such as the Corporation.

     Unlike the vast body of applicable environmental laws and regulations which demand specific and quantifiable performance by the Corporation and other mining companies, the CERES principles are a vague and imprecise description of the environmental values sought to be achieved and the environmental negatives sought to be avoided.

     The Board of Directors believes that the elected members of Congress and state legislatures, and the environmental protection agencies they have established, are more responsible and better equipped to reconcile the various public interests that are inherent in environmental regulation than is a private special interest group, however well intentioned, that cannot be held accountable for the effects -- economic and otherwise -- of its attempted influence.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE FOREGOING PROPOSAL AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Annual Meeting of Stockholders except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

PROXY


                        NEWMONT MINING CORPORATION
                 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                               MAY 4, 1994

   THIS PROXY IS SOLICITED ON BEHALF OF NEWMONT MINING CORPORATION'S
                           BOARD OF DIRECTORS

          The undersigned hereby appoints Graham M. Clark, Jr., Wayne W. Murdy and Timothy J. Schmitt, and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Mining Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 9:00 a.m., local time on Thursday, May 4, 1995 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado, and any adjournments thereof, upon the matters listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                (Continued and to be signed on the other side)

                                                                            / X /  Please mark your votes
            _______________________                                                as this
                    Common

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

Item 1 -- ELECTION OF DIRECTORS                                                      Item 2 -- Stockholder Proposal
          Nominees: R.I.J. Agnew, J.P. Bolduc, R.C. Cambre         WITHHELD                           FOR    AGAINST    ABSTAIN
          J.P. Flannery, T.A. Holmes, M.K. Reilly,          FOR     FOR ALL                           / /      / /        / /
          M.A. Qureshi, R.A. Plumbridge and                  / /      / /
          W.I.M. Turner, Jr.

WITHHELD FOR:
(Write that nominees name in the space provided below.)
_______________________________________________________

SIGNATURE(S)________________________________________________________________________DATE_______________________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.